Exhibit 10(z)

190 Carondelet Plaza

Suite 1530

Clayton, MO 63105-3443

February 17, 2005

George H. Pain

c/o Olin Corporation

190 Carondelet Plaza

Clayton, MO 63105

RE:	Limited Waiver of Executive Agreement Provisions

Dear George:

Reference is hereby made to the Executive Agreement between Olin Corporation (“Olin”) and you, dated as of November 1, 2002 (the “Executive Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Executive Agreement.

As you know, the Executive Agreement provides that, under certain circumstances described in Section 1(f)(ii) of the Executive Agreement (a “Termination”), you may voluntarily terminate your employment and receive the Executive Severance and other payments and benefits described in the Executive Agreement.

You and Olin acknowledge that Olin has expanded your current duties and responsibilities to include responsibility for oversight of Olin’s Environmental Remediation Program (the “Additional Responsibilities”). You and Olin agree that such expansion of, or the subsequent removal of such Additional Responsibilities from, your duties and responsibilities with Olin shall not be considered an event that could give rise to a Termination, and therefore you shall not be entitled to receive the Executive Severance or any other payments or benefits under the Executive Agreement if you voluntarily terminate your employment on the basis of the removal of such Additional Responsibilities from your duties and responsibilities with Olin; provided, however, that if such Additional Responsibilities are removed in anticipation of or after a Change in Control, such removal shall be deemed an event that shall be considered to be a Termination at your election.

Except as otherwise specifically provided above, the Executive Agreement shall continue unaffected and remain in full force and effect. For the avoidance of doubt, your letter agreement with Olin Corporation, dated as of January 29, 2004, relating to certain VSP and relocation matters, shall continue unaffected and remain in full force and effect. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law). This letter agreement may not be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and Olin. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement.

OLIN CORPORATION

/s/ JOSEPH D. RUPP
Joseph D. Rupp
President & C.E.O.

Accepted and agreed:

/s/ GEORGE H. PAIN
George H. Pain